Exhibit (l)


                           Alliance Capital Management
                           1345 Avenue of the Americas
                                   32nd Floor
                               New York, NY 10105


                            INITIAL CAPITAL AGREEMENT


                                 March 22, 2002



Sanford C. Bernstein Fund II, Inc.
c/o Alliance Capital Management
1345 Avenue of the Americas
32nd Floor
New York, NY  10105


Dear Sirs:

         It is our understanding that Sanford C. Bernstein Fund II, Inc. (the "Corporation") proposes to sell shares of common stock (the "Shares") of the various investment portfolios (the "Portfolios") of the Corporation pursuant to a registration statement on Form N-1A filed with the Securities and Exchange Commission. In order to provide the Corporation with a net worth of at least $100,000 as required by Section 14 of the Investment Company Act of 1940, as amended, we hereby offer to purchase 8,000 shares of common stock of the Corporation's Bernstein Intermediate Duration Institutional Portfolio for $12.50 per Share.

         We represent and warrant to the Corporation that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem or dispose of any Shares. We hereby agree that any redemption of these Shares will be reduced by a pro rata portion of any then unamortized organization expenses of the Corporation. This proration will be calculated by dividing the number of Shares to be redeemed by the aggregate number of Shares held which represent the Initial Capital of the Corporation.

         Please confirm that the foregoing correctly sets forth our agreement with the Corporation.

                                               Very truly yours,

                                               Alliance Capital Management L.P.


                                               By:  /s/ John D. Carifa
                                                   -----------------------
                                                   John D. Carifa

Confirmed, as of the date first above
mentioned

Sanford C. Bernstein Fund II, Inc.:


By:  /s/ Mark D. Gersten
    ------------------------
    Mark D. Gersten

         A copy of the Agreement and Articles of Incorporation of the Corporation is on file with the Secretary of State of the State of Maryland, and notice is hereby given that this instrument is executed on behalf of the Directors as Directors and not individually and that the obligations of this instrument are not binding upon any of the Directors or shareholders individually but are binding only upon the assets and property of the relevant Portfolio.